exhibit 3b

      Certificate of Amendment to Articles of Incorporation
                 For Nevada Profit Corporations
  (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                      -Remit in Duplicate-


1. Name of corporation:  Heritage Scholastic Corp.


2. The articles have been amended as follows (provide article numbers, if available):

Article #4
Amended as follows

           100,000,000    Shares of Common Stock $0.001 Par Value

and         20,000,000    Shares of Preferred Stock $0.001 Par Value


3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: Greater than 85%


4. Officer Signature (Required):




/s/ Charles E. Parks                  /s/ Randall Peterson
--------------------                  --------------------
        CEO                                    CFO

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holder; of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.


IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.






    Nevada Secretary of Slate Form 78.385 PROFIT AMENDMENT1999.01
                                             Revised on: 07/21/01


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